UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 14, 2018

VOYA FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35897	No. 52-1222820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Avenue New York, New York		10169
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 309-8200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers

On December 20, 2017, Voya Financial, Inc. a Delaware corporation (the “Company”), entered into a definitive agreement that, upon closing, will result in the Company’s disposition of substantially all of its variable annuity and fixed and fixed indexed annuity businesses and related assets. With fewer businesses to operate, the Company is simplifying its management structure. Accordingly, the Company is eliminating the role of Chief Operating Officer. Alain Karaoglan, who has held that position since its inception and who is the principal operating officer and a named executive officer of the Company, will therefore be departing the Company. The Company’s Chief Executive Officer, Rodney Martin, and Mr. Karaoglan have determined that Mr. Karaoglan will transition his responsibilities to Mr. Martin and other members of senior management between the date of this announcement and March 30, 2018, at which time Mr. Karaoglan’s departure from the Company will become effective.

In connection with his departure, Mr. Karaoglan will receive a severance payment and other severance benefits as provided in the Company’s Severance Plan for Senior Managers, subject to the conditions set forth therein. In addition, Mr. Karaoglan will receive pro-rated vesting of his currently unvested equity awards, in accordance with the terms of such awards. Mr. Karaoglan will also receive a cash payment of $237,510 in lieu of an equity award grant for 2018, payable within 30 days of his departure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Voya Financial, Inc. (Registrant)

By:	/s/ TREVOR OGLE
Name:	Trevor Ogle
Title:	Senior Vice President and Deputy General Counsel

Dated: February 21, 2018